CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS OF THE T. ROWE PRICE MUTUAL FUNDS AND EXCHANGE-TRADED FUNDS UNDER THE SARBANES-OXLEY ACT OF 2002

I.	INTRODUCTORY NOTE

A.	General Statement.

This Code of Ethics for the T. Rowe Price Mutual Funds and Exchange-Traded Funds (the “Price ETFs” and, together with the Mutual Funds, the “Price Funds”) has been designed to bring the Price Funds into compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules promulgated by the Securities and Exchange Commission thereunder (“Regulations”). This Price Funds’ Code of Ethics (the “S-O Code”) applies solely to the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller of, or persons performing similar functions for, a Price Fund (whether such persons are employed by a Price Fund or third party) (“Covered Officers”). The “Price Funds” shall include each mutual fund and ETF that is managed, sponsored and distributed by affiliates of T. Rowe Price Group, Inc. (“Group”). The investment managers to the Price Funds will be referred to as the “Price Fund Advisers.” A list of Covered Officers is attached as Exhibit A.

The Price Fund Advisers have, along with their parent, Group also maintained a comprehensive Global Code of Conduct (the “Code of Conduct”) and a Code of Ethics and Personal Transactions Policy (the “Group Code”) since 1972, which applies to all officers, directors and employees of the Price Funds, Group and its affiliates.

As mandated by the Act, Group has adopted a Code of Ethics for Principal Executive and Senior Financial Officers (the “Group S-O Code”), similar to the Price Funds S-O Code, which applies solely to its principal executive and senior financial officers. The Group S-O Code and the Price Funds S-O Code will be referred to collectively as the “S-O Codes”.

The Price Funds S-O Code has been adopted by the Price Funds in accordance with the Act and Regulations thereunder and will be administered in conformity with the disclosure requirements of Item 2 of Form N-CSR. The S-O Codes are attachments to the Group Code. In many respects the S-O Codes are supplementary to the Group Code, but the Group Code is administered separately from the S-O Codes, as the S-O Codes are from each other.

The Introductory Note is a summary and should not be considered a substitute for reading and understanding the entire Policy. Associates must be familiar with all of their responsibilities under the Policy. Please refer to Section VI below for a list of the applicable rules/regulations. Capitalized terms are defined in Section IV. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them under the Glossary.

II.	POLICY

Purpose of the Price Funds S-O Code.

The purpose of the Price Funds S-O Code, as mandated by the Act and the Regulations, is to establish

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standards that are reasonably designed to deter wrongdoing and to promote:

•	Ethical Conduct. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•

Disclosure. Full, fair, accurate, timely and understandable disclosure in reports and documents that the Price Funds file with, or submit to, the SEC and in other public communications made by the Price Funds.

•	Compliance. Compliance with applicable governmental laws, rules and regulations.

•	Reporting of Violations. The prompt internal reporting of violations of the Price Funds S-O Code to an appropriate person or persons identified in the Price Funds S-O Code.

•	Accountability. Accountability for adherence to the Price Funds S-O Code.

A.  Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest.

Overview.

Each Covered Officer owes a duty to the Price Funds to adhere to a high standard of honesty and business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Price Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with a Price Fund.

Certain conflicts of interest covered by the Price Funds S-O Code arise out of the relationships between Covered Officers and the Price Funds and may already be subject to provisions regulating conflicts of interest in the Investment Company Act of 1940 (“Investment Company Act”), the Investment Advisers Act of 1940 (“Investment Advisers Act”) and the Group Code. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Price Fund because of their status as “affiliated persons” of a Price Fund. The compliance programs and procedures of the Price Funds and Price Fund Advisers are designed to prevent, or identify and correct, violations of these provisions.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Price Fund and its Price Fund Adviser (and its affiliates) of which the Covered Officers may also be officers or employees. As a result, the Price Funds S-O Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Price Funds or for the Price Fund Advisers, or for both), be involved in establishing policies and implementing decisions which will have different effects on these entities. The participation of the Covered Officers in such activities is inherent in the contractual relationship between each Price Fund and its respective Price Fund Adviser. Such participation is also consistent with the performance by the Covered Officers of their duties as officers of the Price Funds and, if consistent with the provisions of the Investment Company Act and the Investment Advisers Act, it will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Price Funds and Price ETFs S-O Code, even if these conflicts of interest are not addressed by or subject to provisions in the Investment Company Act and the Investment Advisers Act.

Whenever a Covered Officer is confronted with a conflict of interest situation where he or she is uncertain as to the appropriate action to be taken, he or she should discuss the matter with the Chairperson of Group’s Ethics Committee or another member of the Committee.

III.	PROCEDURES

A.	Handling of Specific Types of Conflicts.

Each Covered Officer (and close family members) must not:

•	Entertainment.

Accept entertainment from any company with which any Price Fund or any Price Fund Adviser has current or prospective business dealings including portfolio companies, unless such entertainment is in full compliance with the policy on entertainment as set forth in the Group Code.

•	Gifts.

Accept any gifts, except as permitted by the Group Code.

•	Improper Personal Influence.

Use his or her personal influence or personal relationships improperly to influence investment decisions, brokerage allocations or financial reporting by the Price Funds to the detriment of any one or more of the Price Funds.

•	Taking Action at the Expense of a Price Fund.

Cause a Price Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than for the benefit of one or more of the Price Funds.

•	Misuse of Price Funds’ Transaction Information.

Use knowledge of portfolio transactions made or contemplated for a Price Fund or any other clients of the Price Fund Advisers to trade personally or cause others to trade in order to take advantage of or avoid the market impact of such portfolio transactions; and in connection with Price ETFs that do not disclose portfolio holdings daily, use knowledge of pending changes to an ETF’s proxy portfolio holdings for such purposes.

•	Outside Business Activities.

Engage in any outside business activity that detracts from a Covered Officer’s ability to devote appropriate time and attention to his or her responsibilities to a Price Fund.

•	Service Providers.

Excluding Group and its affiliates, have any ownership interest in, or any consulting or employment relationship with, any of the Price Funds’ service providers, except that an ownership interest in public companies is permitted.

•	Receipt of Payments.

Have a direct or indirect financial interest in commissions, transaction charges, spreads or other payments paid by a Price Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest (such as compensation or equity ownership) arising from the Covered Officer’s employment by Group or any of its affiliates.

•	Service as a Director or Trustee.

Serve as a director, trustee or officer of any public or private company or a non-profit organization that issues securities eligible for purchase by any of the Price Funds, unless approval is obtained as required by the Group Code.

B.	Covered Officers’ Specific Obligations and Accountabilities.

1.	Disclosure Requirements and Controls.

Each Covered Officer must familiarize himself or herself with the disclosure requirements (Form N-lA registration statement, proxy (Schedule 14A), shareholder reports, Forms N-CEN, N-CSR, etc.) applicable to the Price Funds and the disclosure controls and procedures of the Price Fund and the Price Fund Advisers.

2.	Compliance with Applicable Law.

It is the responsibility of each Covered Officer to promote compliance with all laws, rules and regulations applicable to the Price Funds and the Price Fund Advisers. Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Price Funds and the Price Fund Advisers and take other appropriate steps with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Price Funds file with, or submit to, the SEC, and in other public communications made by the Price Funds.

3.	Fair Disclosure.

Each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about a Price Fund to others, whether within or outside the Price organization, including to the Price Fund’s directors and auditors, and to governmental regulators and self-regulatory organizations.

4.	Initial and Annual Affirmations. Each Covered Officer must:

1.

Upon adoption of the Price Funds S-O Code (or thereafter, as applicable, upon becoming a Covered Officer), affirm in writing that he or she has received, read, and understands the Price Funds S-O Code.

2.	Annually affirm that he or she has complied with requirements of the Price Funds S-O Code.

5.	Reporting of Material Violations of the Price Funds S-O Code.

If a Covered Officer becomes aware of any material violation of the Price Funds S-O Code or laws and governmental rules and regulations applicable to the operations of the Price Funds, he or she must promptly report the violation (“Report”) to the Chief Compliance Officer of the Price Funds (“CCO”). Failure to report a material violation will be considered itself a violation of the Price Funds S-O Code. The CCO is identified in the attached Exhibit B.

It is the Price Funds’ policy that no retaliation or other adverse action will be taken against any Covered Officer or other employee of a Price Fund, a Price Fund Adviser or their affiliates based upon any lawful actions of the Covered Officer or employee with respect to a Report made in good faith.

6.	Annual Disclosures.

Each Covered Officer must report, at least annually, all affiliations or other relationships as called for in the “Annual Compliance Certification” for Group.

C.	Administration of the Price Funds S-O Code.

The Ethics Committee is responsible for administering the Price Funds S-O Code and applying its provisions to specific situations in which questions are presented.

A.

Waivers and Interpretations. The Chairperson of the Ethics Committee has the authority to interpret the Price Funds S-O Code in any particular situation and to grant waivers where justified, subject to the approval of the Joint Audit Committee of the Price Funds. All material interpretations concerning Covered Officers will be reported to the Joint Audit Committee of the Price Funds at its next meeting. Waivers, including implicit waivers, to Covered Officers will be publicly disclosed as required in the Instructions to N-CSR. Pursuant to the definition in the Regulations, an implicit waiver means a Price Fund’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Price Funds S-O Code that has been made known to an “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) of a Price Fund. An executive officer of a Price Fund includes its president and any vice-president in charge of a principal business unit, division or function.

B.	Violations/Investigations. The following procedures will be followed in investigating and enforcing the Price Funds S-O Code:

1.	The CCO will take or cause to be taken appropriate action to investigate any potential or actual violation reported to him or her.

2.

The CCO, after consultation if deemed appropriate with Outside Counsel to the Price Funds, will make a recommendation to the appropriate Price Funds Board regarding the action to be taken with regard to each material violation. Such action could include any of the following: a letter of censure or suspension, a fine, a suspension of trading privileges or termination of officership or employment. In addition, the violator may be required to surrender any profit realized (or loss avoided) from any activity that is in violation of the Price Funds S-O Code.

3.	Investigations of Whistleblower complaints related to Price Funds will be handled in accordance with the T. Rowe Price Global Whistleblower Policy.

D.   Amendments to the Price Funds S-O Code. Except as to the contents of Exhibit A and Exhibit B, the Price Funds S-O Code may not be materially amended except in written form, which is specifically approved or ratified by a majority vote of each Price Fund Board, including a majority of the independent directors on each Board.

E.   Confidentiality. All reports and records prepared or maintained pursuant to the Price Funds S-O Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law, the Price Funds S-O Code or as necessary in connection with regulations under the Price Funds S-O Code, such matters shall not be disclosed to anyone other than the directors of the appropriate Price Fund Board, Outside Counsel to the Price Funds, members of the Ethics Committee and the CCO and authorized persons on his or her staff.

IV.   DEFINED TERMS

Capitalized terms used herein shall have the meanings set forth below:

Act means the Sarbanes-Oxley Act of 2002

Code of Conduct means the Group Global Code of Conduct

Covered Officers mean the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller of, or persons performing similar functions for a Price Fund

Group means T. Rowe Price Group, Inc.

Group Code mean the Group Global Code of Ethics and Conduct

Group S-O Code means the Group Code of Ethics for Principal Executive and Senior Financial Officers

Investment Advisers Act means the Investment Advisers Act of 1940

Investment Company Act means Investment Company Act of 1940

Price ETFs means the T. Rowe Price Exchange-Traded Funds

Price Funds means the T. Rowe Price Mutual Funds and Exchange-Traded Funds

Price Fund Advisers means the investment managers to the Price Funds listed on Exhibit A

Regulations means the rules promulgated by the Securities and Exchange Commission

S-O Code means this Price Funds’ Code of Ethics

S-O Codes means the Group S-O Code and the Price Funds S-O Code

V.   RELATED POLICIES & PROCEDURES

IV.   RELATED RULES & REGULATIONS

Exhibit A

Persons Covered by the Price Funds and Price

ETFs S-0 Code of Ethics

David Oestreicher, Executive Vice President and Principal

Executive Officer

Alan S. Dupski, Treasurer and Principal Financial

Officer

Exhibit B

Dino Capasso, Chief Compliance Officer